Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT FINANCIAL HOLDINGS REPORTS
FOURTH QUARTER AND FISCAL 2018 RESULTS

Net Income Increases 45% to $1.4 Million in the June 2018 Quarter Compared to the June 2017 Quarter

Pre-Provision, Pre-Tax Earnings Increase by 10% (Sequential Quarter)

Net Interest Margin Expands 19 Basis Points to 3.28% in the June 2018 Quarter Compared to the June 2017 Quarter

Non-Performing Assets Decline 27% to $7.0 Million from June 30, 2017

Repurchased 383,585 Shares of Common Stock during the Current Fiscal Year, Approximately 5% of Total Outstanding

Riverside, Calif. – July 30, 2018 – Provident Financial Holdings, Inc. ("Company"), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. ("Bank"), today announced fourth quarter and full year earnings results for the fiscal year ended June 30, 2018.
            For the quarter ended June 30, 2018, the Company reported net income of $1.40 million, or $0.18 per diluted share (on 7.59 million average diluted shares outstanding), an increase of 45 percent from net income of $964,000, or $0.12 per diluted share (on 8.00 million average diluted shares outstanding), in the comparable period a year ago. Compared to the same quarter last year, the increase in earnings was primarily attributable to a $1.60 million decrease in salaries and employee benefits expense, the $1.02 million litigation settlement expense recorded in other non-interest expense in the fourth quarter of fiscal 2017 (not replicated in the comparable quarter of fiscal 2018), a $389,000 increase in net interest income and a $312,000 reduction in net loss on the sale and operations of real estate owned acquired in the settlement of loans, partly offset by a $2.77 million decrease in the gain on sale of loans and a $188,000 decrease in the recovery from the allowance for loan losses.
"Our community banking results continue to strengthen and the outlook for our community banking business is favorable.  Our net interest margin has expanded significantly in the face of rising interest rates with the balance of core deposits increasing with little impact on deposit costs. The credit quality of our loan portfolio is strong and we are well-capitalized to support our growth goals and capital initiatives," said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  "However, the continued weakness in mortgage banking fundamentals has resulted in necessary adjustments to our mortgage banking business model.  During the 2018 fiscal year, we have reduced our retail production offices by 25%, from 12 to nine and we have reduced our mortgage banking staffing levels by approximately 32%.  We will continue to manage and adjust our cost structure to better align our mortgage banking operations with current loan production opportunities," Mr. Blunden concluded.
Return on average assets for the fourth quarter of fiscal 2018 increased to 0.48 percent from 0.32 percent for the same period of fiscal 2017; and return on average stockholders' equity for the fourth quarter of fiscal 2018 increased to 4.65 percent from 2.95 percent for the comparable period of fiscal 2017.
On a sequential quarter basis, the $1.40 million net income for the fourth quarter of fiscal 2018 reflects a $333,000, or 19 percent decrease from net income of $1.73 million in the third quarter of fiscal 2018.  The decrease in earnings for the fourth quarter of fiscal 2018 compared to the third quarter of fiscal 2018 was primarily attributable to a $556,000 decrease in the gain on sale of loans, a $316,000 decrease in the recovery from the allowance for loan losses and a $203,000 increase in the provision for income taxes, partly offset by a $697,000 decrease in salaries and employees benefits expense and a $183,000 increase in net interest income.  Diluted earnings per share for the fourth quarter of fiscal 2018 were $0.18 per share, down 22 percent from the $0.23 per share during the third quarter of fiscal 2018.  Return on average assets decreased to 0.48 percent for the fourth quarter of fiscal 2018 from 0.59 percent in the third quarter of fiscal 2018; and return on average stockholders' equity for the fourth quarter of fiscal 2018 was 4.65 percent, compared to 5.76 percent for the third quarter of fiscal 2018.
For the fiscal year ended June 30, 2018, net income decreased $3.08 million, or 59 percent, to $2.13 million from net income of $5.21 million in the comparable period ended June 30, 2017.  The decrease in earnings for the fiscal year ended June 30, 2018 compared to the comparable period ended June 30, 2017 was primarily attributable to an $8.93 million decrease in non-interest income (primarily due to a $9.88 million decrease in the gain on sale of loans) and a $506,000 decrease in the recovery from the allowance for loan losses, partly offset by a $5.58 million decrease in non-interest expense (primarily due to a $6.92 million decrease in salaries and employee benefits expense) and a $562,000 increase in net interest income.  Diluted earnings per share for the fiscal year ended June 30, 2018 decreased 56 percent to $0.28 per share (on 7.70 million average diluted shares outstanding) from $0.64 per share (on 8.10 million average diluted shares outstanding) for the last fiscal year.

Net interest income increased $389,000, or four percent, to $9.31 million in the fourth quarter of fiscal 2018 from $8.92 million for the same quarter of fiscal 2017, attributable to an increase in the net interest margin, partly offset by a lower average interest-earning assets balance.  The net interest margin during the fourth quarter of fiscal 2018 increased 19 basis points to 3.28 percent from 3.09 percent in the same quarter last year, primarily due to an increase in the average yield of interest-earning assets, partly offset by an increase in the average cost of interest-bearing liabilities. The average yield on interest-earning assets increased by 20 basis points to 3.84 percent in the fourth quarter of fiscal 2018 from 3.64 percent in the same quarter last year and the average cost of interest-bearing liabilities increased by one basis point to 0.63 percent in the fourth quarter of fiscal 2018 from 0.62 percent in the same quarter last year. The average balance of interest-earning assets decreased by $20.2 million, or two percent, to $1.14 billion in the fourth quarter of fiscal 2018 from $1.16 billion in the same quarter last year.
The average balance of loans receivable, including loans held for sale, decreased by $13.0 million, or one percent, to $986.4 million in the fourth quarter of fiscal 2018 from $999.4 million in the same quarter of fiscal 2017, primarily due to a decrease in average loans held for sale attributable to a decrease in mortgage banking activity (primarily due to higher mortgage interest rates and lower refinance volume), partly offset by an increase in average loans held for investment. The average yield on loans receivable increased by 15 basis points to 4.13 percent in the fourth quarter of fiscal 2018 from an average yield of 3.98 percent in the same quarter of fiscal 2017. The increase in the average loan yield was primarily attributable to increases in both the average yield of loans held for investment and the average yield of loans held for sale combined with a lower percentage of loans held for sale to total loans receivable.  The average balance of loans held for investment in the fourth quarter of fiscal 2018 was $904.8 million with an average yield of 4.09 percent, up from $890.8 million with an average yield of 3.99 percent in the same quarter of fiscal 2017; while the average balance of loans held for sale in the fourth quarter of fiscal 2018 was $81.6 million with an average yield of 4.56 percent, down from $108.7 million with an average yield of 3.94 percent in the same quarter of fiscal 2017. The outstanding balance of "preferred loans" (multi-family, commercial real estate, construction and commercial business loans) increased by $4.3 million, or one percent, to $589.4 million at June 30, 2018 from $585.1 million at June 30, 2017, net of undisbursed loan funds of $4.3 million and $9.0 million, respectively. The percentage of preferred loans to total loans held for investment at June 30, 2018 increased to 65 percent from 64 percent at June 30, 2017. Loan principal payments received in the fourth quarter of fiscal 2018 were $64.6 million, compared to $45.5 million in the same quarter of fiscal 2017.
The average balance of investment securities increased by $35.9 million, or 56 percent, to $99.8 million in the fourth quarter of fiscal 2018 from $63.9 million in the same quarter of fiscal 2017. The increase was primarily attributable to mortgage-backed securities purchases, partly offset by principal payments received on mortgage-backed securities.  The average yield on investment securities increased 17 basis points to 1.55 percent in the fourth quarter of fiscal 2018 from 1.38 percent for the same quarter of fiscal 2017. The increase in the average yield was primarily attributable to mortgage-backed securities purchases which had higher average yields than the existing portfolio and the repricing of variable rate investment securities to higher market interest rates.

In the fourth quarter of fiscal 2018, the Federal Home Loan Bank ("FHLB") – San Francisco distributed $140,000 of quarterly cash dividends to the Bank, unchanged from the same quarter last year.
The average balance of the Company's interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, decreased $43.2 million, or 51 percent, to $41.5 million in the fourth quarter of fiscal 2018 from $84.7 million in the same quarter of fiscal 2017. The decrease in interest-earning deposits was primarily due to the purchases of investment securities. The average yield earned on interest-earning deposits in the fourth quarter of fiscal 2018 was 1.84 percent, up 81 basis points from 1.03 percent in the same quarter of fiscal 2017 as a result of the impact of the increases in the federal funds rate over the last year.
Average deposits decreased $18.3 million, or two percent, to $910.0 million in the fourth quarter of fiscal 2018 from $928.3 million in the same quarter of fiscal 2017. The average cost of deposits decreased by one basis point to 0.38 percent in the fourth quarter of fiscal 2018 from 0.39 percent in the same quarter last year, primarily due to a lower percentage of time deposits to total deposits. Transaction account balances or "core deposits" increased $11.4 million, or two percent, to $670.0 million at June 30, 2018 from $658.6 million at June 30, 2017, while time deposits decreased $30.3 million, or 11 percent, to $237.6 million at June 30, 2018 from $267.9 million at June 30, 2017, consistent with the Bank's strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of checking and savings accounts.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, increased $6.3 million, or six percent, to $117.7 million and the average cost of

FHLB advances decreased six basis points to 2.53 percent in the fourth quarter of fiscal 2018, compared to an average balance of $111.4 million with an average cost of 2.59 percent in the same quarter of fiscal 2017. The decrease in the average cost of advances was primarily due to the maturity of a long-term advance which was renewed at a lower interest rate in the third quarter of fiscal 2018.
During the fourth quarter of fiscal 2018, the Company recorded a recovery from the allowance for loan losses of $189,000, compared to a recovery from the allowance for loan losses of $377,000 recorded during the same period of fiscal 2017 and a recovery from the allowance for loan losses of $505,000 recorded in the third quarter of fiscal 2018 (sequential quarter). The recovery from the allowance for loan losses was primarily attributable to the improving risk profile of the loan portfolio as reflected in the asset quality ratios, net loan recoveries and loan balances shifting to lower risk categories from higher risk categories, in particular a reduction in higher-risk construction loans.
Non-performing assets, with underlying collateral located in California, decreased $2.6 million, or 27 percent, to $7.0 million, or 0.59 percent of total assets, at June 30, 2018, compared to $9.6 million, or 0.80 percent of total assets, at June 30, 2017.  Non-performing loans decreased $1.9 million, or 24 percent, to $6.1 million at June 30, 2018 from $8.0 million at June 30, 2017. The non-performing loans at June 30, 2018 are comprised of 21 single-family loans ($6.0 million) and one commercial business loan ($64,000).  At June 30, 2018, real estate owned was $906,000, a decline of $709,000, or 44%, from $1.6 million at June 30, 2017 and was comprised of two single-family real estate owned properties acquired during the third and fourth quarters of fiscal 2018.

Net loan recoveries for the quarter ended June 30, 2018 were $43,000 or (0.02) percent (annualized) of average loans receivable, compared to net loan recoveries of $141,000 or (0.06) percent (annualized) of average loans receivable for the quarter ended June 30, 2017 and net loan charge-offs of $39,000 or 0.02 percent (annualized) of average loans receivable for the quarter ended March 31, 2018 (sequential quarter).
Classified assets at June 30, 2018 were $15.8 million, comprised of $7.5 million of loans in the special mention category, $7.4 million of loans in the substandard category and $906,000 in real estate owned; while classified assets at June 30, 2017 were $13.3 million, comprised of $3.7 million of loans in the special mention category, $8.0 million of loans in the substandard category and $1.6 million in real estate owned.
For the quarter ended June 30, 2018, no new loans were restructured from their original terms and classified as restructured loans, while two restructured loans were upgraded to the "pass" category and one restructured loan was downgraded to the "substandard" category. The outstanding restructured loans at June 30, 2018 were $5.2 million, up 44 percent from $3.6 million at June 30, 2017, of which $2.9 million or 56 percent were current at June 30, 2018, with respect to their modified payment terms.
The allowance for loan losses was $7.4 million at June 30, 2018, or 0.81 percent of gross loans held for investment, compared to $8.0 million at June 30, 2017, or 0.88 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at June 30, 2018.
Non-interest income decreased by $2.36 million, or 34 percent, to $4.59 million in the fourth quarter of fiscal 2018 from $6.95 million in the same period of fiscal 2017,

primarily as a result of a decrease in the gain on sale of loans during the current quarter as compared to the comparable period last year.  On a sequential quarter basis, non-interest income decreased $618,000, or 12 percent, primarily as a result of a decrease in the gain on sale of loans and, to a lesser extent, a decline in loan servicing and other fees.
The gain on sale of loans decreased $2.77 million, or 48 percent, to $3.04 million for the quarter ended June 30, 2018 from $5.81 million in the comparable quarter last year, and decreased $556,000 or 15 percent from the quarter ended March 31, 2018 (sequential quarter), reflecting the impact of a lower loan sale volume and a lower average loan sale margin.  Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $236.3 million in the quarter ended June 30, 2018, down $145.8 million or 38 percent, from $382.1 million in the comparable quarter last year but increased slightly from $235.5 million in the quarter ended March 31, 2018 (sequential quarter). The average loan sale margin from mortgage banking was 129 basis points for the quarter ended June 30, 2018, a decrease of 21 basis points from 150 basis points in the same quarter last year, and 24 basis points lower than 153 basis points in the third quarter of fiscal 2018 (sequential quarter).  The decline in the average loan sale margin was the result of competitive pricing pressure due to recent market conditions consistent with falling demand for mortgages. The gain on sale of loans includes a favorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net gain of $85,000 in the fourth quarter of fiscal 2018, compared to a favorable fair-value adjustment that amounted to a net gain of $273,000 in the same period last year and an unfavorable fair-value adjustment that amounted to a net loss of $844,000 in the third quarter of fiscal 2018 (sequential quarter).
In the fourth quarter of fiscal 2018, $241.6 million of loans were originated and purchased for sale, 40 percent lower than the $405.9 million for the same period last year, but 10 percent higher than the $220.2 million during the third quarter of fiscal 2018 (sequential quarter). The loan origination volume has decreased from the previous year as a result of increased mortgage interest rates reducing refinance activity. Total loans sold during the quarter ended June 30, 2018 were $233.9 million, 41 percent lower than the $397.3 million sold during the same quarter last year, but four percent higher than the $225.9 million sold during the third quarter of fiscal 2018 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $312.4 million in the fourth quarter of fiscal 2018, a decrease of 35 percent from $479.8 million in the same quarter of fiscal 2017, but 16 percent higher than the $269.5 million in the third quarter of fiscal 2018 (sequential quarter).
Non-interest expenses decreased $2.90 million, or 20 percent, to $11.82 million in the fourth quarter of fiscal 2018 from $14.72 million in the same quarter last year.  The decrease was primarily due to a $1.60 million decrease in salaries and employee benefits expense and a $1.25 million decrease in other non-interest expense (due mainly to a $1.01 million litigation settlement expense recorded in the fourth quarter of fiscal 2017, which was not replicated this quarter).  The decrease in salaries and employee benefits expense was primarily related to lower variable compensation resulting from lower mortgage banking loan originations and staff reductions in mortgage banking. On a sequential quarter basis, non-interest expenses decreased $621,000 or five percent from $12.44 million, primarily as a result of a $697,000 decrease in salaries and employment benefits expense.
The Company's efficiency ratio in the fourth quarter of fiscal 2018 was 85 percent, an improvement from 93 percent in the same quarter last year and 87 percent in the third quarter of fiscal 2018 (sequential quarter).
The Company's income tax provision was $870,000 for the fourth quarter of fiscal 2018, up 55 percent from the $560,000 provision for income taxes in the same quarter last year. The increase was primarily attributable to the higher income before taxes, partly offset by the reduction of the federal corporate tax rate resulting from the Tax Cuts and Jobs Act ("Tax Act").  In addition, our 2018 fiscal year required the use of a blended federal corporate tax rate as prescribed by the Internal Revenue Code, which is 28.06% and was applied through June 30, 2018.  For the three months ending September 30, 2018 and for the fiscal year ending June 30, 2019, the Company will apply the recently enacted federal corporate tax rate of 21% pursuant to the Tax Act.  The Company believes that the tax provision recorded in the fourth quarter of fiscal 2018 reflects its current income tax obligations.
The Company repurchased 39,378 shares of its common stock during the quarter ended June 30, 2018 at an average cost of $18.31 per share. As of June 30, 2018, a total of 383,585 shares under the June 2017 stock repurchase plan have been purchased at an average cost of $19.00 per share and no shares remain available for purchase. On April 26, 2018, the Board of Directors approved the April 2018 stock repurchase plan of up to 373,000 shares, which became available at the expiration of the June 2017 plan.

The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates two wholesale loan production offices and nine retail loan production offices located throughout California.
The Company will host a conference call for institutional investors and bank analysts on Tuesday, July 31, 2018 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-230-1059 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Tuesday, August 7, 2018 by dialing 1-800-475-6701 and referencing access code number 452042.
For more financial information about the Company please visit the website at www.myprovident.com and click on the "Investor Relations" section.

Safe-Harbor Statement

This press release contains statements that the Company believes are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to the Company's financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited  to increased competitive pressures; changes in the interest rate environment; secondary market conditions for loans and our ability to sell loans in the secondary market; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission ("SEC") - which are available on our website at www.myprovident.com and on the SEC's website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
Assets
Cash and cash equivalents	$43,301	$50,574	$47,173	$49,217	$72,826
Investment securities – held to maturity, at cost	87,813	95,724	87,626	64,751	60,441
Investment securities - available for sale, at fair value	7,496	8,002	8,405	8,940	9,318
Loans held for investment, net of allowance for loan losses of $7,385; $7,531; $8,075; $8,063 and $8,039, respectively; includes $5,234; $4,996; $5,157; $6,924 and $6,445 at fair value, respectively	902,685	894,167	885,976	908,060	904,919
Loans held for sale, at fair value	96,298	89,823	96,589	127,234	116,548
Accrued interest receivable	3,212	3,100	3,147	2,989	2,915
Real estate owned, net	906	787	621	-	1,615
FHLB – San Francisco stock	8,199	8,108	8,108	8,108	8,108
Premises and equipment, net	8,696	8,734	7,816	7,333	6,641
Prepaid expenses and other assets	16,943	17,583	16,670	17,154	17,302

Total assets	$1,175,549	$1,176,602	$1,162,131	$1,193,786	$1,200,633

Liabilities and Stockholders' Equity
Liabilities:
Non interest-bearing deposits	$86,174	$87,520	$77,144	$82,415	$77,917
Interest-bearing deposits	821,424	834,979	830,644	844,601	848,604
Total deposits	907,598	922,499	907,788	927,016	926,521

Borrowings	126,163	111,176	111,189	121,206	126,226
Accounts payable, accrued interest and other liabilities	21,331	22,327	22,454	20,643	19,656
Total liabilities	1,055,092	1,056,002	1,041,431	1,068,865	1,072,403

Stockholders' equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-	-	-	-
Common stock, $.01 par value (40,000,000
   shares authorized; 18,033,115; 18,033,115;
   17,976, 615; 17,970,865 and 17,949,365
   shares issued, respectively; 7,421,426;
   7,460,804; 7,474,776; 7,609,552 and
   7,714,052 shares outstanding, respectively)

	181	180	180	180	180
Additional paid-in capital	94,957	94,719	94,011	93,669	93,209
Retained earnings	190,616	190,301	189,610	191,451	192,754
Treasury stock at cost (10,611,689; 10,572,311; 10,501,839; 10,361,313 and 10,235,313 shares, respectively)
	(165,507)	(164,786)	(163,311)	(160,609)	(158,142)
Accumulated other comprehensive income, net of tax	210	186	210	230	229

Total stockholders' equity	120,457	120,600	120,700	124,921	128,230

Total liabilities and stockholders' equity	$1,175,549	$1,176,602	$1,162,131	$1,193,786	$1,200,633

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings Per Share)
	Quarter Ended June 30,		Fiscal Year Ended June 30,

	2018	2017	2018	2017
Interest income:
Loans receivable, net	$10,191	$9,949	$40,016	$40,249
Investment securities	386	221	1,344	575
FHLB – San Francisco stock	140	140	568	967
Interest-earning deposits	193	220	784	626
Total interest income	10,910	10,530	42,712	42,417

Interest expense:
Checking and money market deposits	96	94	407	387
Savings deposits	150	145	595	579
Time deposits	616	653	2,493	2,842
Borrowings	741	720	2,917	2,871
Total interest expense	1,603	1,612	6,412	6,679

Net interest income	9,307	8,918	36,300	35,738
Recovery from the allowance for loan losses	(189)	(377)	(536)	(1,042)
Net interest income, after recovery from the allowance for loan losses	9,496	9,295	36,836	36,780

Non-interest income:
Loan servicing and other fees	402	312	1,575	1,251
Gain on sale of loans, net	3,041	5,811	15,802	25,680
Deposit account fees	496	530	2,119	2,194
Loss on sale and operations of real estate owned acquired in the settlement of loans	(5)	(317)	(86)	(557)
Card and processing fees	415	388	1,541	1,451
Other	243	222	944	802
Total non-interest income	4,592	6,946	21,895	30,821

Non-interest expense:
Salaries and employee benefits	8,111	9,709	34,821	41,742
Premises and occupancy	1,305	1,296	5,134	5,061
Equipment	397	393	1,576	1,447
Professional expenses	471	504	1,912	2,075
Sales and marketing expenses	322	353	1,039	1,323
Deposit insurance premiums and regulatory assessments	158	159	749	773
Other	1,054	2,303	7,973	6,364
Total non-interest expense	11,818	14,717	53,204	58,785

Income before taxes	2,270	1,524	5,527	8,816
Provision for income taxes	870	560	3,396	3,609
Net income	$1,400	$964	$2,131	$5,207

Basic earnings per share	$0.19	$0.12	$0.28	$0.66
Diluted earnings per share	$0.18	$0.12	$0.28	$0.64
Cash dividends per share	$0.14	$0.13	$0.56	$0.52

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarters (Unaudited – In Thousands, Except Share Information)

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,
	2018	2018	2017	2017
Interest income:
Loans receivable, net	$10,191	$9,933	$9,735	$10,157
Investment securities	386	382	319	257
FHLB – San Francisco stock	140	144	143	141
Interest-earning deposits	193	233	168	190
Total interest income	10,910	10,692	10,365	10,745

Interest expense:
Checking and money market deposits	96	96	112	103
Savings deposits	150	147	149	149
Time deposits	616	613	625	639
Borrowings	741	712	728	736
Total interest expense	1,603	1,568	1,614	1,627

Net interest income	9,307	9,124	8,751	9,118
(Recovery) provision for loan losses	(189)	(505)	(11)	169
Net interest income, after (recovery) provision for loan losses	9,496	9,629	8,762	8,949

Non-interest income:
Loan servicing and other fees	402	493	317	363
Gain on sale of loans, net	3,041	3,597	4,317	4,847
Deposit account fees	496	529	536	558
Loss on sale and operations of real estate owned acquired in the settlement of loans, net	(5)	(19)	(22)	(40)
Card and processing fees	415	372	373	381
Other	243	238	220	243
Total non-interest income	4,592	5,210	5,741	6,352

Non-interest expense:
Salaries and employee benefits	8,111	8,808	8,633	9,269
Premises and occupancy	1,305	1,255	1,260	1,314
Equipment	397	442	375	362
Professional expenses	471	400	521	520
Sales and marketing expenses	322	213	301	203
Deposit insurance premiums and regulatory assessments	158	189	218	184
Other	1,054	1,132	1,905	3,882
Total non-interest expense	11,818	12,439	13,213	15,734

Income (loss) before taxes	2,270	2,400	1,290	(433)
Provision (benefit) for income taxes	870	667	2,067	(208)
Net income (loss)	$1,400	$1,733	$(777)	$(225)

Basic earnings (loss) per share	$0.19	$0.23	$(0.10)	$(0.03)
Diluted earnings (loss) per share	$0.18	$0.23	$(0.10)	$(0.03)
Cash dividends per share	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share Information )

	Quarter Ended June 30,		Fiscal Year Ended June 30,
	2018	2017	2018	2017
SELECTED FINANCIAL RATIOS:
Return on average assets	0.48%	0.32%	0.18%	0.43%
Return on average stockholders' equity	4.65%	2.95%	1.73%	3.94%
Stockholders' equity to total assets	10.25%	10.68%	10.25%	10.68%
Net interest spread	3.21%	3.02%	3.13%	3.00%
Net interest margin	3.28%	3.09%	3.19%	3.06%
Efficiency ratio	85.03%	92.77%	91.42%	88.32%
Average interest-earning assets to average
interest-bearing liabilities	110.53%	111.19%	110.66%	111.16%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.19	$0.12	$0.28	$0.66
Diluted earnings per share	$0.18	$0.12	$0.28	$0.64
Book value per share	$16.23	$16.62	$16.23	$16.62
Shares used for basic EPS computation	7,448,037	7,844,839	7,542,071	7,918,454
Shares used for diluted EPS computation	7,594,698	8,002,431	7,700,371	8,098,991
Total shares issued and outstanding	7,421,426	7,714,052	7,421,426	7,714,052

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$152,600	$227,647	$679,504	$997,142
Wholesale originations and purchases	89,047	178,229	506,492	915,896
Total loans originated and purchased for sale	$241,647	$405,876	$1,185,996	$1,913,038

LOANS SOLD:
Servicing released	$228,903	$387,914	$1,174,618	$1,935,349
Servicing retained	4,992	9,355	27,566	38,250
Total loans sold	$233,895	$397,269	$1,202,184	$1,973,599

	As of	As of	As of	As of	As of
	06/30/18	03/31/18	12/31/17	09/30/17	06/30/17
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$283	$283	$283	$305	$305
Allowance for loan losses	$7,385	$7,531	$8,075	$8,063	$8,039
Non-performing loans to loans held for investment, net	0.67%	0.76%	0.90%	0.88%	0.88%
Non-performing assets to total assets	0.59%	0.64%	0.74%	0.67%	0.80%
Allowance for loan losses to gross loans held
for investment	0.81%	0.84%	0.90%	0.88%	0.88%
Net loan (recoveries) charge-offs to average loans receivable (annualized)	(0.02)%	0.02%	(0.01)%	0.06%	(0.06)%
Non-performing loans	$6,057	$6,766	$7,985	$7,991	$7,995
Loans 30 to 89 days delinquent	$805	$160	$1,537	$1,512	$1,035

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	06/30/18	03/31/18	12/31/17	09/30/17	06/30/17
Recourse recovery for loans sold	$-	$-	$(22)	$-	$(98)
(Recovery) provision for loan losses	$(189)	$(550)	$(11)	$169	$(377)
Net loan (recoveries) charge-offs	$(43)	$39	$(23)	$145	$(141)

	As of	As of	As of	As of	As of
	06/30/18	03/31/18	12/31/17	09/30/17	06/30/17
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.96%	9.83%	9.59%	9.54%	9.90%
Common equity tier 1 capital ratio	16.81%	16.72%	16.44%	15.79%	16.14%
Tier 1 risk-based capital ratio	16.81%	16.72%	16.44%	15.79%	16.14%
Total risk-based capital ratio	17.90%	17.84%	17.65%	16.95%	17.28%

REGULATORY CAPITAL RATIOS (COMPANY):
Tier 1 leverage ratio	10.29%	10.33%	10.28%	10.55%	10.77%
Common equity tier 1 capital ratio	17.37%	17.56%	17.62%	17.46%	17.57%
Tier 1 risk-based capital ratio	17.37%	17.56%	17.62%	17.46%	17.57%
Total risk-based capital ratio	18.46%	18.68%	18.83%	18.62%	18.71%

	As of June 30,
	2018		2017
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity:
Certificates of deposit	$600	1.91%	$600	1.13%
U.S. SBA loan pool securities	2,986	2.10	-	-
U.S. government sponsored enterprise MBS	84,227	2.17	59,841	1.88
Total investment securities held to maturity	$87,813	2.17%	$60,441	1.87%

Available for sale (at fair value):
U.S. government agency MBS	$4,384	2.95%	$5,383	2.21%
U.S. government sponsored enterprise MBS	2,762	3.78	3,474	3.00
Private issue collateralized mortgage obligations	350	3.97	461	3.00
Total investment securities available for sale	$7,496	3.30%	$9,318	2.54%

Total investment securities	$95,309	2.26%	$69,759	1.96%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)

	As of June 30,
	2018		2017
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Held to maturity:
Single-family (1 to 4 units)	$314,808	4.34%	$322,197	4.01%
Multi-family (5 or more units)	476,008	4.20	479,959	4.11
Commercial real estate	109,726	4.71	97,562	4.65
Construction	7,476	6.65	16,009	6.07
Other	167	6.50	-	-
Commercial business	500	6.17	576	6.06
Consumer	109	14.71	129	13.54
Total loans held for investment	908,794	4.33%	916,432	4.17%

Undisbursed loan funds	(4,302)		(9,015)
Advance payments of escrows	18		61
Deferred loan costs, net	5,560		5,480
Allowance for loan losses	(7,385)		(8,039)
Total loans held for investment, net	$902,685		$904,919

Purchased loans serviced by others included above	$20,477	3.32%	$23,261	3.37%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

	As of June 30,
	2018		2017
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – non interest-bearing	$86,174	-%	$77,917	-%
Checking accounts – interest-bearing	259,372	0.11	259,437	0.11
Savings accounts	289,791	0.21	285,967	0.20
Money market accounts	34,633	0.29	35,323	0.27
Time deposits	237,628	1.05	267,877	0.98
Total deposits	$907,598	0.39%	$926,521	0.39%

BORROWINGS:
Overnight	$15,000	2.08%	$-	-%
Three months or less	-	-	15,000	1.15
Over three to six months	-	-	11	6.49
Over six months to one year	10,000	1.53	10,000	3.01
Over one year to two years	-	-	10,000	1.53
Over two years to three years	20,000	3.85	-	-
Over three years to four years	21,163	2.07	20,000	3.85
Over four years to five years	10,000	2.25	21,215	2.08
Over five years	50,000	2.43	50,000	2.36
Total borrowings	$126,163	2.47%	$126,226	2.39%

(1)The interest rate described in the rate column is the weighted-average interest rate or cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended		Quarter Ended
	June 30, 2018		June 30, 2017
	Balance	Rate(1)	Balance	Rate(1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$986,403	4.13%	$999,431	3.98%
Investment securities	99,779	1.55%	63,861	1.38%
FHLB – San Francisco stock	8,180	6.85%	8,105	6.91%
Interest-earning deposits	41,488	1.84%	84,667	1.03%
Total interest-earning assets	$1,135,850	3.84%	$1,156,064	3.64%
Total assets	$1,168,205		$1,187,903

Deposits	$909,961	0.38%	$928,295	0.39%
Borrowings	117,651	2.53%	111,397	2.59%
Total interest-bearing liabilities	$1,027,612	0.63%	$1,039,692	0.62%
Total stockholders' equity	$120,545		$130,882

(1)The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2)Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

	Fiscal Year Ended		Fiscal Year Ended
	June 30, 2018		June 30, 2017
	Balance	Rate(1)	Balance	Rate(1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$986,815	4.06%	$1,025,885	3.92%
Investment securities	90,719	1.48%	51,575	1.11%
FHLB – San Francisco stock	8,126	6.99%	8,097	11.94%
Interest-earning deposits	53,438	1.45%	81,027	0.76%
Total interest-earning assets	$1,139,098	3.75%	$1,166,584	3.64%
Total assets	$1,172,003		$1,198,587

Deposits	$915,344	0.38%	$932,132	0.41%
Borrowings	113,984	2.56%	117,329	2.45%
Total interest-bearing liabilities	$1,029,328	0.62%	$1,049,461	0.64%
Total stockholders' equity	$123,283		$132,298

(1)The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2)Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	06/30/18	03/31/18	12/31/17	09/30/17	06/30/17
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$2,665	$3,616	$4,508	$4,534	$4,668
Commercial real estate	-	-	-	-	201
Total	2,665	3,616	4,508	4,534	4,869

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	3,328	3,092	3,416	3,393	3,061
Commercial business loans	64	58	61	64	65
Total	3,392	3,150	3,477	3,457	3,126

Total non-performing loans	6,057	6,766	7,985	7,991	7,995

Real estate owned, net	906	787	621	-	1,615
Total non-performing assets	$6,963	$7,553	$8,606	$7,991	$9,610

(1)	The non-performing loans balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans and include fair value credit adjustments.